EXHIBIT 99

ADP Reports First Quarter Fiscal 2018 Results

  Revenues increased 6% to $3.1 billion for the quarter, 6% organic; raising fiscal 2018 revenue growth outlook to 6% to 8%
  Retention increased 160 basis points for the quarter, ahead of the company’s expectations
  Worldwide new business bookings declined 3% for the quarter, in line with expectations, reaffirming 5% to 7% increase in fiscal 2018
  Diluted earnings per share increased 11% to $0.90 for the quarter, adjusted diluted earnings per share increased 6% to $0.91
  In October 2017, ADP acquired Global Cash Card, a leader in digital payments, for approximately $490 million

ROSELAND, N.J., Nov. 02, 2017 (GLOBE NEWSWIRE) -- ADP® (Nasdaq:ADP), a leading global provider of Human Capital Management (HCM) solutions, today announced its first quarter fiscal 2018 financial results, and provided an update to its fiscal 2018 outlook.

First Quarter Fiscal 2018 Consolidated Results

Compared to last year’s first quarter, revenues grew 6% to $3.1 billion, 6% organic.  Net earnings increased 9% to $402 million.  Earnings before income tax increased to $548 million, or 4%.  Adjusted EBIT margin declined about 150 basis points in the quarter to 18.3% due to pressure from higher pass-through revenues and our continued investments in product, distribution, and service.  Diluted earnings per share increased 11% to $0.90.  Adjusted diluted earnings per share increased 6% to $0.91, and included a $0.05 per share tax benefit related to stock-based compensation.

“We are off to a good start in fiscal 2018 and I am especially pleased with the 160 basis point improvement in retention this quarter, reflecting our differentiated client-centric solutions and our continued progress in improving the client experience,” said Carlos Rodriguez, President and Chief Executive Officer, ADP. “We anticipate that our continued focus on innovation and service transformation will have a positive impact this year as we return to expected new business bookings growth of 5% to 7% for fiscal 2018.”

Rodriguez continued, “We are incredibly excited about the solutions we are delivering to the market today, and even more excited about the future. Having upgraded more than 83% of ADP clients to strategic cloud platforms, we continue to anticipate our clients’ future needs through investments in next-generation solutions that will enable us to deliver agile country, industry and client-specific applications that will serve to further differentiate ADP in the market.”

“ADP performed well in the quarter, posting good revenue growth despite the headwinds from our fiscal 2017 bookings performance and the disposition of our CHSA and COBRA businesses,” said Jan Siegmund, Chief Financial Officer, ADP. “We continue to anticipate pressure on our revenue growth and margins to be concentrated in the first half of the fiscal year as we accelerate our revenue and bookings growth toward the latter half of fiscal 2018.”

Adjusted EBIT margin, adjusted diluted earnings per share, adjusted effective tax rate, organic revenue and constant dollar are all non-GAAP financial measures. Please refer to the accompanying financial tables at the end of this release for a discussion of why ADP believes these measures are important and for a reconciliation of non-GAAP financial measures to their comparable GAAP financial measures.

First Quarter Fiscal 2018 Segment Results

Employer Services – Employer Services offers a comprehensive range of HCM and human resources outsourcing solutions.

  Employer Services revenues increased 2% on a reported basis, 3% organic compared to last year’s first quarter.
  The number of employees on ADP clients' payrolls in the United States increased 2.4% for the first quarter when measured on a same-store-sales basis for a subset of clients ranging from small to large businesses.
  Employer Services client revenue retention increased 160 basis points compared to last year’s first quarter, and was ahead of the company’s expectations.
  Employer Services segment margin decreased approximately 110 basis points compared to last year’s first quarter.  This decrease was smaller than expected and resulted primarily from continuing investments in product, distribution, and service, in the context of slower, but better than expected, revenue growth.

PEO Services – PEO Services provides comprehensive employment administration outsourcing solutions through a co-employment relationship.

  PEO Services revenues increased 14% compared to last year’s first quarter.
  PEO Services segment margin declined approximately 60 basis points compared to last year’s first quarter, primarily driven by pressure from higher pass-through revenues.
  Average worksite employees paid by PEO Services increased 10% for the quarter to about 484,000.

Interest on Funds Held for Clients – The safety, liquidity and diversification of ADP clients’ funds are the foremost objectives of the company’s investment strategy.  Client funds are invested in accordance with ADP’s prudent and conservative investment guidelines and the credit quality of the investment portfolio is predominantly AAA/AA.

  For the first quarter, interest on funds held for clients increased 11% to $99 million from $89 million a year ago.
  Average client funds balances increased 6% in the first quarter to $21.2 billion compared to $20.0 billion a year ago, 5% on a constant dollar basis.
  For the first quarter, the average interest yield on client funds was 1.9% which was up 10 basis points compared to a year ago.

Notable Subsequent Events

In October 2017, ADP acquired Global Cash Card, Inc., a leader in digital payments, including paycards and other electronic accounts, for approximately $490 million. With this acquisition, ADP gains an industry-leading proprietary digital payment processing platform that enables HCM innovation and added value services for clients and their workforces, as well as a large, diversified client base that has demonstrated consistent growth.

Fiscal 2018 Outlook

Certain components of ADP’s fiscal 2018 outlook and related growth comparisons exclude the impact of the following items and are discussed on an adjusted basis where applicable.  Please refer to the accompanying financial tables for a reconciliation of these adjusted amounts to their closest comparable GAAP measure.

  Fiscal 2017 pre-tax restructuring charges of $90 million related to our Service Alignment Initiative.
  Fiscal 2017 second quarter pre-tax gain on the sale of the CHSA and COBRA businesses of $205 million.
  Anticipated fiscal 2018 pre-tax restructuring charges of about $30 million related to our Service Alignment Initiative.
  Anticipated fiscal 2018 pre-tax proxy contest charges of about $27 million.

ADP now anticipates full-year fiscal 2018 revenue growth of 6% to 8% compared to the prior forecast of 5% to 6%.  The Global Cash Card acquisition and the impacts from foreign currency translation are anticipated to add approximately one percentage point of growth to revenue.  This revenue forecast assumes growth in worldwide new business bookings of 5% to 7% compared to the $1.65 billion sold in fiscal 2017.

ADP expects full year diluted earnings per share to be down 1% to up 1%, compared to our prior forecast of down 3% to down 1% and adjusted diluted earnings per share growth to be 5% to 7% compared to our prior forecast of 2% to 4% growth.  This earnings growth forecast assumes an adjusted effective tax rate increase of 80 basis points to 31.7% and an adjusted EBIT margin decline of 25 to 50 basis points for the full year.  ADP continues to anticipate adjusted diluted earnings per share growth and adjusted EBIT margin to be below the guidance ranges in the first half of fiscal 2018, and above the guidance ranges in the second half of fiscal 2018.

Reportable Segments Fiscal 2018 Forecast

  For the Employer Services segment, ADP anticipates revenue growth of approximately 4% to 5% compared to our prior forecast of 2% to 3%, and continues to anticipate a margin decline of 50 to 75 basis points for the year.
  ADP reaffirms expectations for an increase in pays per control of 2.5% for the year.
  For the PEO Services segment, ADP continues to anticipate 11% to 13% revenue growth and margin expansion of 25 to 50 basis points for the year.

Client Funds Extended Investment Strategy Fiscal 2018 Forecast

The interest assumptions in our forecasts are based on Fed Funds futures contracts and forward yield curves as of October 31, 2017.  The Fed Funds futures contracts used in the client short and corporate cash interest income forecasts assume an increase in the Fed Funds rate in December 2017.  The three-and-a-half and five-year U.S. government agency rates based on the forward yield curves as of October 31, 2017 were used to forecast new purchase rates for the client and corporate extended, and client long portfolios, respectively.

  Interest on funds held for clients is expected to increase $45 to $55 million, or about 13%, compared to the prior forecast of up $40 to $50 million, or about 11%.  This is based on anticipated growth in average client funds balances of approximately 3% from $23.0 billion in fiscal 2017, compared to the prior forecast of 2% to 3% growth and an average yield which is anticipated to increase about 20 basis points to 1.9% compared to the fiscal 2017 average yield of 1.7%.
  The total contribution from the client funds extended investment strategy is now expected to be up $35 to $45 million compared to the prior forecast of up $30 to $40 million.

Investor Webcast Today
ADP will host a conference call for financial analysts today, Thursday, November 2, 2017 at 8:30 a.m. EDT.  The conference call will be webcast live on ADP’s website at investors.adp.com and will be available for replay following the call. A slide presentation will be available shortly before the webcast.

Supplemental financial information including schedules of quarterly and full year reportable segment revenues and earnings for fiscal years 2016 and 2017, as well as quarterly details of the fiscal 2018 results from the client funds extended investment strategy, are posted to ADP’s website at investors.adp.com.  ADP news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

About ADP (Nasdaq:ADP)
Powerful technology plus a human touch.  Companies of all types and sizes around the world rely on ADP’s cloud software and expert insights to help unlock the potential of their people.  HR. Talent. Benefits. Payroll. Compliance.  Working together to build a better workforce.  For more information, visit ADP.com.

Automatic Data Processing, Inc. and Subsidiaries
Statements of Consolidated Earnings
(In millions, except per share amounts)
(Unaudited)
	Three Months Ended
	September 30,
	2017	2016
Revenues:
Revenues, other than interest on funds
held for clients and PEO revenues	$2,080.9	$2,037.4
Interest on funds held for clients	99.4	89.2
PEO revenues (A) (B)	898.5	790.3
Total revenues	3,078.8	2,916.9

Expenses:
Costs of revenues:
Operating expenses (B)	1,646.9	1,531.5
Systems development & programming costs	156.9	154.9
Depreciation & amortization	62.6	57.2
Total costs of revenues	1,866.4	1,743.6

Selling, general & administrative expenses	662.4	647.7
Interest expense	28.0	19.9
Total expenses	2,556.8	2,411.2

Other income, net	(26.2)	(23.0)

Earnings before income taxes	548.2	528.7

Provision for income taxes	146.7	160.0

Net earnings	$401.5	$368.7

Basic earnings per share	$0.91	$0.82

Diluted earnings per share	$0.90	$0.81

Dividends declared per common share	$0.570	$0.530

Components of Other income, net:
Interest income on corporate funds	$(25.8)	$(22.9)
Realized gains on available-for-sale securities	(0.3)	(0.4)
Realized losses on available-for-sale securities	0.3	0.3
Gain on sale of assets	(0.4)	—
Total other income, net	$(26.2)	$(23.0)

(A) Professional Employer Organization (“PEO”) revenues are net of direct pass-through costs, primarily consisting of payroll wages and payroll taxes of $8,738.5 million and $7,687.6 million for the three months ended September 30, 2017 and 2016, respectively.

(B) PEO revenues and operating expenses include pass-through costs associated with benefits coverage, workers' compensation coverage, and state unemployment taxes for worksite employees of $686.5 million and $597.9 million for the three months ended September 30, 2017 and 2016, respectively.

Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)
	September 30,	June 30,
	2017	2017
Assets
Cash and cash equivalents	$2,363.6	$2,780.4
Other current assets	2,952.8	2,586.8
Total current assets before funds held for clients	5,316.4	5,367.2
Funds held for clients	25,686.2	27,291.5
Total current assets	31,002.6	32,658.7

Property, plant and equipment, net	800.4	779.9
Other non-current assets	3,858.1	3,741.4
Total assets	$35,661.1	$37,180.0

Liabilities and Stockholders' Equity
Other current liabilities (C)	$2,690.0	$2,626.5
Client funds obligations	25,596.6	27,189.4
Total current liabilities	28,286.6	29,815.9

Long-term debt	2,002.1	2,002.4
Other non-current liabilities	1,419.0	1,384.7
Total liabilities	31,707.7	33,203.0

Total stockholders' equity	3,953.4	3,977.0
Total liabilities and stockholders' equity	$35,661.1	$37,180.0

(C) As of September 30, 2017, other current liabilities include obligations under reverse repurchase agreements of $129.4 million. Under the Company’s reverse repurchase agreements, $110.0 million of short-term marketable securities, $19.3 million of long-term marketable securities and $0.1 million of cash and cash equivalents have been pledged as collateral.

Automatic Data Processing, Inc. and Subsidiaries
Condensed Statements of Consolidated Cash Flows
(In millions)
(Unaudited)	Three Months Ended
	September 30,
	2017	2016 *As Adjusted
Cash Flows from Operating Activities:
Net earnings	$401.5	$368.7
Adjustments to reconcile net earnings to cash flows provided by operating activities	204.3	178.1
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures of businesses	(361.1)	(217.0)
Net cash flows provided by operating activities	244.7	329.8

Cash Flows from Investing Activities:
Purchases and proceeds from corporate and client funds marketable securities	(149.6)	(271.0)
Capital expenditures	(73.3)	(48.7)
Additions to intangibles	(69.7)	(57.2)
Other investing activities	—	(20.0)
Net cash flows used in investing activities	(292.6)	(396.9)

Cash Flows from Financing Activities:
Net decrease in client funds obligations	(1,674.3)	(8,928.3)
Repurchases of common stock	(250.1)	(328.6)
Dividends paid	(253.7)	(241.8)
Other financing activities	113.4	(14.9)
Net cash flows used in financing activities	(2,064.7)	(9,513.6)

Effect of exchange rate changes on cash, cash equivalents, restricted cash, and restricted cash equivalents	14.2	(16.3)

Net change in cash, cash equivalents, restricted cash, and restricted cash equivalents	(2,098.4)	(9,597.0)

Cash, cash equivalents, restricted cash, and restricted cash equivalents, beginning of period	8,181.6	15,458.6
Cash, cash equivalents, restricted cash, and restricted cash equivalents, end of period	$6,083.2	$5,861.6

Reconciliation of cash, cash equivalents, restricted cash, and restricted cash equivalents to the Consolidated Balance Sheets
Cash and cash equivalents	2,363.6	2,776.6
Restricted cash and restricted cash equivalents included in funds held for clients	3,719.6	3,085.0
Total cash, cash equivalents, restricted cash, and restricted cash equivalents	$6,083.2	$5,861.6

Supplemental disclosures of cash flow information:
Cash paid for interest	$41.4	$33.4
Cash paid for income taxes, net of income tax refunds	$41.9	$36.3

*Prior-period information has been restated for the adoption of ASU No. 2016-18, Statement of Cash Flows, Restricted Cash (Topic 230).

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(Dollars in millions, except per share amounts)
(Unaudited)	Three Months Ended
	September 30,
	2017		2016		% Change
Revenues
Employer Services	$2,316.3		$2,261.2		2%
PEO Services	903.6		794.7		14%
Other	(141.1)		(139.0)		n/m
Total revenues	$3,078.8		$2,916.9		6%

Segment earnings
Employer Services	$646.6		$656.0		(1)%
PEO Services	116.8		107.1		9%
Other	(215.2)		(234.4)		n/m
Total pretax earnings	$548.2		$528.7		4%

	Three Months Ended
	September 30,
Segment margin	2017		2016		Change
Employer Services	27.9%		29.0%		(1.1)%
PEO Services	12.9%		13.5%		(0.6)%
Other	n/m		n/m		n/m
Total pretax margin	17.8%		18.1%		(0.3)%

	Three Months Ended
	September 30,
Earnings per share information:	2017		2016		% Change
Net earnings	$401.5		$368.7		9%

Basic weighted average shares outstanding	442.2		452.3		(2)%
Basic earnings per share	$0.91		$0.82		11%

Diluted weighted average shares outstanding	445.0		455.3		(2)%
Diluted earnings per share	$0.90		$0.81		11%

Key Statistics:
Employer Services:
Change in pays per control - U.S.	2.4%		2.7%
Change in client revenue retention percentage - worldwide	1.6	pts	(1.0	) pts
Employer Services/PEO new business bookings growth - worldwide	(3)%		—%

PEO Services:
Paid PEO worksite employees at end of period	486,000		443,000
Average paid PEO worksite employees during the period	484,000		439,000

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)
	Three Months Ended
	September 30,
	2017	2016	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$2.3	$2.9	$(0.6)	(22)%
Corporate extended	4.3	4.4	(0.1)	(2)%
Total corporate	6.6	7.3	(0.7)	(10)%
Funds held for clients	21.2	20.0	1.2	6%
Total	$27.8	$27.4	$0.4	2%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate, other than corporate extended	1.1%	0.7%
Corporate extended	1.8%	1.6%
Total corporate	1.6%	1.3%
Funds held for clients	1.9%	1.8%
Total	1.8%	1.6%

Net unrealized gain position at end of period	$89.6	$438.7

Average short-term financing (in billions):
U.S. commercial paper borrowings	$3.8	$4.1
U.S. & Canadian reverse repurchase agreement borrowings	0.5	0.4
	$4.3	$4.4

Average interest rates paid on:
U.S. commercial paper borrowings	1.2%	0.4%
U.S. & Canadian reverse repurchase agreement borrowings	1.1%	0.6%

Interest on funds held for clients	$99.4	$89.2	$10.2	11%
Corporate extended interest income (D)	19.6	18.1	1.4	8%
Corporate interest expense-short-term financing (D)	(13.0)	(4.9)	(8.1)	(163)%
	$105.9	$102.4	$3.5	3%

(D) Please refer to the accompanying financial table at the end of this release for a reconciliation of these non-GAAP measures to their comparable GAAP financial measures.

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statement of Adjusted / Non-GAAP Financial Information
(in millions, except per share amounts)
(Unaudited)

In addition to our GAAP results, we use the adjusted results and other non-GAAP metrics set forth in the table below to evaluate our operating performance in the absence of certain items and for planning and forecasting of future periods:

Adjusted Financial Measure	U.S. GAAP Measures	Adjustments/Explanation
Adjusted EBIT	Net earnings	- Provision for income taxes - All other interest expense and income - Certain restructuring charges - Non-operational costs related to proxy contest matters See footnotes (a), (b), and (e)
Adjusted net earnings	Net earnings	Pre-tax and tax impacts of: - Certain restructuring charges - Non-operational costs related to proxy contest matters See footnotes (b), (c), and (e)
Adjusted provision for income taxes	Provision for income taxes	Tax impacts of: - Certain restructuring charges - Non-operational costs related to proxy contest matters See footnotes (c), (d), and (e)
Adjusted diluted earnings per share	Diluted earnings per share	EPS impacts of: - Certain restructuring charges - Non-operational costs related to proxy contest matters See footnote (b) and (e)
Adjusted effective tax rate	Effective tax rate	See footnote (d)
Constant Dollar Basis	U.S. GAAP P&L line items	See footnote (f)
Organic revenue growth	Revenues	Impact of acquisitions Impact of dispositions Impact of foreign currency translation See footnote (g)
Corporate extended interest income	Interest income	All other interest income See footnote (h)
Corporate interest expense-short-term financing	Interest expense	All other interest expense See footnote (h)

We believe that the exclusion of the identified items helps us reflect the fundamentals of our underlying business model and analyze results against our expectations, against prior period, and to plan for future periods by focusing on our underlying operations. We believe that the adjusted results provide relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by management and improves their ability to understand and assess our operating performance. The nature of these exclusions are for specific items that are not fundamental to our underlying business operations. Since these adjusted financial measures and other non-GAAP metrics are not measures of performance calculated in accordance with U.S. GAAP, they should not be considered in isolation from, as a substitute for, or superior to their U.S. GAAP measures, and they may not be comparable to similarly titled measures at other companies.

	Three Months Ended
	September 30,		% Change
	2017	2016	As Reported	Constant Dollar Basis (f)
Net earnings	$401.5	$368.7	9%	8%
Adjustments:
Provision for income taxes	146.7	160.0
All other interest expense (a)	15.0	15.0
All other interest income (a)	(6.3)	(4.8)
Service Alignment Initiative (b)	(3.3)	39.9
Proxy contest matters (e)	10.5	—
Adjusted EBIT	$564.1	$578.8	(3)%	(3)%
Adjusted EBIT Margin	18.3%	19.8%

Provision for income taxes	$146.7	$160.0	(8)%	(9)%
Adjustments:
Service Alignment Initiative (c)	(1.3)	15.1
Proxy contest matters (e)	4.1	—
Adjusted provision for income taxes	$149.5	$175.1	(15)%	(15)%
Adjusted effective tax rate (d)	26.9%	30.8%

Net earnings	$401.5	$368.7	9%	8%
Adjustments:
Service Alignment Initiative (b)	(3.3)	39.9
Income tax provision/(benefit) for Service Alignment Initiative (c)	1.3	(15.1)
Proxy contest matters (e)	10.5	—
Income tax benefit for proxy contest matters (e)	(4.1)	—
Adjusted net earnings	$405.9	$393.5	3%	3%

Diluted EPS	$0.90	$0.81	11%	11%
Adjustments:
Service Alignment Initiative (b)	—	0.05
Proxy contest matters (e)	0.01	—
Adjusted diluted EPS	$0.91	$0.86	6%	6%

(a) We continue to include the interest income earned on investments associated with our client funds extended investment strategy and interest expense on borrowings related to our client funds extended investment strategy as we believe these amounts to be fundamental to the underlying operations of our business model. The adjustments in the table above represent the interest income and interest expense that is not related to our client funds extended investment strategy and are labeled as "All other interest expense" and "All other interest income."

(b) The majority of charges relating to our Service Alignment Initiative represent severance charges. Severance charges/(reversals) have been taken in the past and not included as an adjustment to get to adjusted results. Unlike severance charges in prior periods, these specific charges relate to our broad-based, company-wide Service Alignment Initiative.

(c) The tax benefit/provision on the Service Alignment Initiative was calculated based on the annualized marginal rate in effect during the quarter of the adjustment.

(d) The Adjusted effective tax rate is calculated as our Adjusted provision for income taxes divided by our Adjusted net earnings from continuing operations plus our Adjusted provision for income taxes.

(e) Represents non-operational costs associated with proxy contest matters. The tax benefit on the non-operational charges related to proxy contest matters was calculated based on the annualized marginal rate in effect during the quarter of the adjustment.

(f) "Constant dollar basis" provides information that isolates the actual growth of our operations. "Constant dollar basis" is determined by calculating the current year result using foreign exchange rates consistent with the prior year.

(g) The following table reconciles our reported growth rates to the non-GAAP measure of organic revenue which excludes the impact of acquisitions, the impact of dispositions, and the impact of foreign currency translation. The impact of acquisitions and dispositions is calculated by excluding the current year revenues of acquisitions until the one year anniversary of the transaction and by excluding the prior year revenues of divestitures for the one year period preceding the transaction. The impact of foreign currency translation is determined by calculating the current year result using foreign exchange rates consistent with the prior year. The PEO segment is not impacted by acquisitions, dispositions or foreign currency.

		Three Months Ended
		September 30,
Revenue growth consolidated:		2017	2016

Employer Services		2%	6%
PEO Services		14%	13%
Consolidated revenue growth as reported		6%	7%
Adjustments:
Impact of acquisitions		—%	—%
Impact of dispositions		1%	1%
Impact of foreign currency translation		—%	—%
Consolidated organic revenue growth		6%	8%

Segment:

Employer Services revenue growth as reported		2%	6%
Adjustments:
Impact of acquisitions		—%	—%
Impact of dispositions		1%	—%
Impact of foreign currency translation		(1)%	—%
Employer Services organic revenue growth		3%	6%

(h) The following tables reconcile our "Total interest income" and "Total interest expense" to “Corporate extended interest income” and “Corporate interest expense-short-term financing,” related to our client funds investment strategy which are non-GAAP measures.

		Three Months Ended
		September 30,
		2017	2016

Corporate extended interest income		$19.6	$18.1
All other interest income		6.3	4.8
Total interest income on corporate funds		$25.8	$22.9

Corporate interest expense-short-term financing		$13.0	$4.9
All other interest expense		15.0	15.0
Total interest expense		$28.0	$19.9

Automatic Data Processing, Inc. and Subsidiaries
Fiscal 2018 GAAP to Non-GAAP Guidance Reconciliation
(Unaudited)
	Twelve Months Ended		Fiscal 2018
	June 30, 2017		Forecast
Earnings from continuing operations before income taxes / margin (GAAP)	$2,531.1	20.4%	~(190) - (165) bps
Adjustments:
All other interest expense	59.3	+50bps	-	a
All other interest income	(22.4)	(20)bps	-	b
Gain on sale of CHSA and COBRA businesses - 2Q F17	(205.4)	(170)bps	+170bps	c
Workforce Optimization Effort - 4Q F17	(5.0)	(5)bps	+5bps	d
Service Alignment Initiative - F17	90.0	+75bps	(75)bps	e
Service Alignment Initiative - F18	-	-	+20bps	f
Proxy contest matters - F18	-	-	+20bps	g
Adjusted EBIT margin (Non-GAAP)	$2,447.6	19.8%	~(50) - (25) bps

Effective tax rate (GAAP)		31.5%	31.5%
Adjustments:
Gain on sale of CHSA and COBRA businesses - 2Q F17		(0.9%)	-
Workforce Optimization Effort - 4Q F17		(0.0%)	-
Service Alignment Initiative - F17		+0.4%	-
Service Alignment Initiative - F18		-	+0.1%
Proxy contest matters - F18		-	+0.1%
Adjusted effective tax rate (Non-GAAP)		30.9%	31.7%

Diluted earnings per share from continuing operations (GAAP)	$3.85	18%	(1)% - 1%
Adjustments:
Gain on sale of CHSA and COBRA businesses - 2Q F17	(0.27)	(7%)	+7%	c
Workforce Optimization Effort - 4Q F17	(0.01)	(0%)	+0%	d
Service Alignment Initiative - F17	0.12	+3%	(3%)	e
Service Alignment Initiative - F18	-	-	+1%	f
Proxy contest matters - F18	-	-	+1%	g
Adjusted diluted earnings per share from continuing operations (Non-GAAP)	$3.70	13%	5% - 7%

a) No material impact is expected from change in all other interest expense in fiscal 2018
b) No material impact is expected from change in all other interest income in fiscal 2018
c) Second quarter fiscal 2017 impact from gain on the sale of CHSA and COBRA businesses
d) Fourth quarter fiscal 2017 Workforce Optimization Effort adjustment is a reversal of the fiscal 2016 estimate and is not expected to recur in fiscal 2018. The majority of charges relating to Workforce Optimization Effort represent severance charges. Severance charges have been taken in the past and not included as an adjustment to get to adjusted results. Unlike severance charges in prior periods, these specific charges relate to our broad-based, company-wide Workforce Optimization Effort

e) Fiscal 2017 charges in connection with the Service Alignment Initiative
f) Expected impact of Fiscal 2018 charges in connection with the Service Alignment Initiative
g) Expected impact of Fiscal 2018 charges in connection with proxy contest matters

Safe Harbor Statement

This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could,” “is designed to” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and depend upon or refer to future events or conditions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements or that could contribute to such difference include: ADP's success in obtaining and retaining clients, and selling additional services to clients; the pricing of products and services; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit ratings and the impact on our funding costs and profitability; security or privacy breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. These risks and uncertainties, along with the risk factors discussed under “Item 1A. - Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 should be considered in evaluating any forward-looking statements contained herein.

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Source: Automatic Data Processing, Inc.